EXHIBIT 2.2

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into effective as of April 24, 1998 by and among ALOHA PACIFIC, INC., a California corporation, or its designee ("Purchaser" or "Buyer"), on the one hand and CHILDREN'S WONDERLAND, INC., a California Corporation ("Seller"), KENNETH W BITTICKS, an individual ("KBitticks"), and DEBBY BITTICKS, an individual ("DBitticks"), on the other hand. KBitticks and DBitticks are collectively referred to hereinafter as the "Bitticks".


                                    RECITALS

     A. Seller is the owner and operator of a licensed child care center located at 700 Esplanade Drive, Oxnard, California, 93030, and another licensed child care center located at 5855 De Soto Avenue, Woodland Hills, California, 91367 (the "Woodland Hills Center") which do business under the name "Children's Wonderland" (collectively, the "Centers"). Seller is the owner of another licensed child care center located at 2317 Gold Meadow Way, Gold River, California, which also does business as Children's Wonderland (the "Gold River Center"). KBitticks and DBitticks are the Chairman of the Board and President (Chief Executive Officer), respectively, of Seller.

     B. Purchaser desires to purchase, and Seller desires to sell to Purchaser, all upon the terms and conditions hereinafter set forth, all of the business, properties and assets of the Centers.

     C. Purchaser further desires to purchase the non-exclusive right to use the name "Children's Wonderland" and the use of all of Seller's intellectual property on the terms and conditions hereinafter set forth.

     D. Purchaser desires to acquire an option to purchase the Gold River
Center.

     E. Seller desires to have an option to re-acquire the Woodland Hills
Center.

                              TERMS AND CONDITIONS

     NOW THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration had and received, the parties agree as follows:

                                    ARTICLE I

                  TRANSFER OF ASSETS. ASSUMPTION OF LIABILITIES

     1.1 TRANSFER OF ASSETS. On the terms and subject to the conditions in this Agreement and on the Closing Date (as hereinafter defined), Seller will convey, transfer, assign and deliver to Purchaser all of the business, properties and assets of the Centers, tangible or intangible (collectively the "Subject

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Assets"), with the exception of the "Excluded Assets" as defined in Section 1.2 below.

          Without limiting the generality of the foregoing, the Subject Assets shall include:

          (a) all personal property, inventory and equipment located at or relating to the business of each of the Centers identified in Schedule 1.1(a) attached hereto;

          (b) all of Seller's interest in all real property leases, vehicle and equipment leases related to each of the Centers identified in Schedule 1.l(b) attached hereto;

          (c) all customer lists, student contracts, toys and games and teaching materials and related aids not proprietary to Seller located and/or used at each of the Centers;

          (d) all books and records, including all computer programs relating to the Seller's business at each of the Centers;

          (e) all accounts receivable attributable to services provided at the Centers arising on and after the Closing Date and prepaid client deposits (if applicable) for services relating to the Centers arising on and after the Closing Date;

          (f) the goodwill of the business for each of the Centers;

          (g) the perpetual right of Purchaser to use the name "Children's Wonderland" in connection with the operation of the Centers and the Gold River Center, if applicable;

          (h) the right to use all of Seller's intellectual property, including curriculum, policies and procedures, in perpetuity, except that such intellectual property rights may not be transferred or assigned to an unrelated third party without the express written consent of Seller, which consent shall not be unreasonably withheld; and

          (i) All leasehold improvements located at the Centers.

     1.2 USE OF THE NAME "CHILDREN'S WONDERLAND"/MANAGEMENT OF NEW CENTERS.

          (a) As provided for in 1.1(g) above, Purchaser shall have the perpetual right to use the name "Children's Wonderland" in connection with the operation of the Centers and the Gold River Center, which right is not assignable or transferable to an unrelated third party without the express written consent of Seller, which consent shall not be unreasonably withheld.

          (b) Purchaser shall have the perpetual right to use the name "Children's Wonderland" for future child care centers which Purchaser may open provided that Seller manages such Centers or provided that Purchaser pays a one-time fee in the amount of $10,000 for each such future child care center which Seller does not manage, which amount shall be payable to Seller in cash prior to utilization of the name "Children's Wonderland" at such center. Said purchase price shall only be paid to the extent and in the event Buyer utilizes the name "Children's Wonderland" on respective future centers.

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          (c) If Purchaser opens any additional centers, it shall not retain any independent company to manage any such centers until and unless Seller has been offered and has rejected the opportunity to manage such centers upon the same terms and conditions as the independent company proposes to manage such centers. Nothing contained herein shall preclude Purchaser from managing such centers itself. In any event, any center operated by and for Purchaser and which uses the "Children's Wonderland" name shall be operated in such a way as to not materially impair the goodwill, if any, associated with that name.

     1.3 EXCLUDED ASSETS. There shall be excluded from the Subject Assets being purchased hereunder all of the following assets of Seller as of the Closing (the "Excluded Assets"): Seller's cash, accounts receivable attributable to services provided by Seller with respect to the Centers prior to the Closing Date and those assets, if any, listed on Schedule 1.3.

     1.4 ASSUMPTION OF LIABILITIES. Purchaser shall assume and be responsible for only those obligations and liabilities of Seller attributable to the Centers after the Closing Date described in Schedule 1.4 (the "Assumed Obligations"). Purchaser does not assume any of the liabilities incurred by Seller prior to the Closing Date which are not Assumed Obligations, including, without limitation, any and all tax liabilities.

     1.5 METHOD OF CONVEYANCE AND TRANSFER OF SUBJECT ASSETS. The conveyance, transfer and delivery of the Subject Assets will be effected by appropriate bills of sale, endorsements, transfers, assignments and other instruments, all in such form as Purchaser reasonably requests, vesting in Purchaser, or any designated affiliates of Purchaser, good and marketable title to the Subject Assets, free and clear of any and all covenants, agreements, leases, conditions, easements, liens, charges, security interests, title retention instruments adverse claims or interests, or other title defects, contractual defaults or restrictions of any kind or nature whatsoever, except for the liens relating to the Assumed Liabilities (collectively "Liens").

     1.6 FURTHER ASSURANCES. Seller, at any time and from time to time after the Closing Date, upon request of Purchaser, will do, execute, acknowledge and deliver, all such further acts, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the better conveying, transferring, and delivering to Purchaser, or to its successors and assigns, and for aiding and assisting in collecting and reducing to possession, all the Subject Assets.

     1.7 ACCOUNTS RECEIVABLE. Accounts receivable of Seller for services provided with respect to the Centers prior to the Closing Date shall remain the property of Seller ("Seller's Accounts Receivable"). Purchaser shall cooperate with Seller in the collection of Seller's Accounts Receivable, and all payments on Seller's Accounts Receivable received by Purchaser after the Closing Date shall immediately, upon the receipt thereof be paid by Purchaser to Seller. In addition, any payments on accounts receivable purchased by Purchaser hereunder which are received by Seller after the Closing Date shall immediately be paid by Seller to Purchaser.

     1.8 EMPLOYEES. Seller acknowledges and agrees that, as of the Closing Date, Seller will no longer be conducting Seller's business at the location of the Centers. Prior to the Closing Date, Seller has notified the employees engaged on a full or part time basis at any of the Centers (all of whom are identified on the Seller's most recent payroll register, a copy of which is attached hereto as

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Schedule 1.8), that their employment with Seller in connection with the Centers will terminate as of the Closing Date. Seller agrees that on the Closing Date, it will pay or have paid all compensation and benefits (including all accrued sick leave and vacation pay) owing to such employees up to the Closing Date. Seller shall be responsible for giving any and all notices and complying with the provisions of the WARN Act if applicable. Purchaser shall have the right (but not the obligation) to hire any or all of Seller's employees who work at the Centers and Seller shall assist Purchaser in doing so.

     1.9 OPTION ON GOLD RIVER CENTER. Seller hereby grants to Purchaser an option to purchase the assets of the Gold River Center upon the following terms and conditions:

          (a) The option must be exercised by way of a notice given by Purchaser pursuant to Article X hereof within 90 business days of the Closing Date.

          (b) If Purchaser exercises the option, then the purchase price shall be a maximum of up to $250,000 payable as follows:

               (i) Cancellation of the loan made pursuant to Article 1.10(a);

               (ii) Purchaser shall assume the existing real property lease (subject to landlord approval) of Gold River Center and all of Seller's obligations under lease of equipment used at the Gold River Center; provided, however, that, to the extent such obligations under the assumed equipment leases exceed $75,000, Purchaser shall be entitled to offset such excess amount against the Management Fee (as defined hereafter) otherwise owing by Purchase to Seller;

               (iii) Subject to the terms of this Article 1.9(iii), Purchaser shall have an obligation to make a maximum of up to an aggregate of $125,000 of payments to Seller. Such payments, if any, shall be made on a monthly basis to the extent that the Net Cash Flow (as defined in Article 9.1.4 hereof) from the Gold River Center, during the 24 month period following the exercise of such option, exceeds $20,000 in any such month. To the extent that the Net Cash Flow for the Gold River Center for any such month exceeds $25,000, then Purchaser's obligation is limited to $5,000 for that month, and the excess of Net Cash Flow over $25,000 for any such month shall not carry over to the following month(s). In no event shall Purchaser have any obligation to make any further payments to Seller after the expiration of 25 months from the date on which the option is exercised.

          (c) No payments shall be due to Gold River Center except as set forth above.

     1.10 OPTION CONSIDERATION. As of the Closing Date and as consideration for the option, Purchaser agrees to make a loan to Seller in the amount of $50,000 on the following terms and conditions:

          (a) The loan will be non-interest bearing;

          (b) The loan will be secured by all of Seller's interest in the assets of the Gold River Center, and Purchaser may file an UCC-1 Statement to that effect, and Seller shall execute a security agreement and promissory note in form satisfactory to Purchaser.

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     1.11 If Purchaser does not exercise the option to purchase the Gold River
Center, the $50,000 loan made pursuant to Article 1.10 shall, at the sole discretion of Purchaser, be cancelled and offset against any Management Fee otherwise owing by Purchaser to Seller.

                                   ARTICLE II

                       PURCHASE PRICE AND PAYMENT: CLOSING

     2.1 PURCHASE PRICE. As the entire consideration for the transfer and assignment by Seller of the Subject Assets, for the assumption by Purchaser of the Assumed Obligations and for the representations, warranties and covenants of Seller set forth herein, Purchaser, subject to satisfaction or waiver of the conditions set forth herein, shall pay to Seller the net purchase amount of up to Four Hundred Seventy Thousand Dollars ($470,000), payable as follows: (a) $350,000 cash to be paid to Seller at Closing; and (b) a maximum aggregate amount of up to $120,000 to be paid by Purchaser to Seller based upon the Net Cash Flow of the Centers as described hereafter. Such $120,000 amount, if any, shall be paid on a monthly basis for 24 months from and after the Closing Date, if and to the extent that the Net Cash Flow from the Centers exceeds $40,000 for the prior month but in no event more than $5,000 per month and without any carry-over with respect to any excess cash flow (i.e., Net Cash Flow in excess of $45,000 per month). Of the Purchase Price amount, One Hundred Forty-Four Thousand ($144,000) is allocated to the acquisition of the Oxnard, California center, and Three Hundred Twenty-Six Thousand ($326,000) is allocated to the acquisition of the Woodland Hills, California center. To the extent the entire $120,000 is not earned by Seller during the aforementioned 24-month period, there shall be a proportionate reduction in the aforementioned allocation of the purchase price between the Centers.

     2.2 ALLOCATION OF PURCHASE PRICE. Purchaser will allocate the purchase price amount for the Subject Assets and the Assumed Obligations in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), based on the reasonable fair market value of each asset and the liabilities to be assumed. Purchaser will advise the Seller of the allocations when determined. Purchaser and Seller will each attach a copy of such information or forms as are required to be filed pursuant to Section 1060 of the Code to the tax returns filed covering the period in which the transfer of the Subject Assets and the Assumed Obligations occur. Seller and Purchaser will report the sale and purchase of the Subject Assets and the assumption of the Assumed Obligations in accordance with the allocations determined by Purchaser for all federal, state and local tax purposes. Seller, and Purchaser, on the other hand, will indemnify and hold each other harmless, from and against any and all losses, liabilities and expenses, including, without limitation, attorneys fees and additional income taxes, interest and penalties that may be incurred by the indemnified party as a result of the failure of the indemnifying paw to so report the sale and purchase of the Subject Assets and the assumption of the Assumed Obligations.

     2.3 TRANSFER TAXES. All applicable sales, use and transfer taxes, if any, arising by reason of the transfer of the Subject Assets and the assumption of the Assumed Obligations under this Agreement shall be borne by Seller.

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     2.4 CLOSING. The closing of the transactions contemplated by this Agreement
(the "Closing") will take place at the offices of Seller, 28310 Roadside Drive, Suite 220, Agoura, California 91301, on April 30, 1998 or receipt of both Landlords' consents, whichever later occurs (the "Closing Date").

                                  ARTICLE III

               REPRESENTATIONS, WARRANTIES OF SELLER AND BITTICKS

     Seller represents and warrants to Purchaser as of the Closing Date, as follows:

     3.1 ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller has full power and authority to carry on the Seller's business at each of the Centers as and where conducted and to own or lease and operate the Subject Assets at and where owned or leased and operated by it. Seller is duly licensed and qualified and is in good standing in the State of California, which constitutes the only jurisdiction in which the conduct of Seller's business at the Centers and the nature of the Subject Assets requires the Seller to be so qualified.

     3.2 AUTHORITY OF SELLER: CONSENTS. The execution, delivery and consummation of transactions contemplated in this Agreement and the other documents contemplated herein to be executed by Seller has been duly authorized in accordance with all applicable laws and the Articles of Incorporation and Bylaws of the Seller, and no further corporate action is necessary on the part of Seller, or the Board of Directors or shareholders of Seller to make this Agreement valid and binding on Seller and enforceable against Seller in accordance with its terms (subject to bankruptcy, insolvency, reorganization and other similar laws affecting creditor's rights generally and to general principles in equity). On the Closing Date, Seller shall deliver to Purchaser certified copies of its Board of Directors, resolutions authorizing the execution and performance by Seller of this Agreement. The execution, delivery and consummation of this Agreement and the other Agreements to be executed by Seller (i) does not violate the Articles of Incorporation or Bylaws of Seller,
(ii) does not and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any, term or provision of any mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, Agreement or any other restriction to which Seller is a party or to which the Seller or any of its respective assets are subject or bound, (iii) will not result in the creation of any Lien upon any of the Subject Assets, and (iv) will not result in any acceleration or termination of any loan or security interest agreement to which Seller is a party, or to which Seller or any of its respective assets are subject or bound. Except as set forth in Schedule 3.2 attached hereto, no approval or consent of any person, firm or other entity or governmental body is or was required to be obtained by Seller for the authorization of this Agreement or the consummation by Seller of the transactions contemplated in this Agreement. To the extent that approval of the Department of Social Services or any other governmental or regulatory agency is required in connection with the transactions contemplated herein. Seller will use its best efforts to assist Purchaser in obtaining such approval.

     3.3 TITLE OF ASSETS CONDITION OF ASSETS. Except as set forth in Schedule
3.3 attached hereto, Seller owns and possesses as of the Closing Date, all right, title and interest in and to the Subject Assets free and clear of any and

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all Liens with the exception of the Assumed Obligations. Seller has as of the
Closing Date the right, power and capacity to sell, convey, transfer, assign and deliver to Purchaser the Subject Assets free and clear of any and all Liens, with the exception of the Assumed Obligations. All tangible assets included in the Subject Assets are in Seller's possession or under its control.

     3.4 FINANCIAL STATEMENTS. The financial statements for the Centers and the Gold River Center for the months of July through February, are attached hereto as Schedule 3.4 (collectively the "Financial Statements"). The Financial Statements (i) have been prepared on a consistent basis during the periods involved, (ii) present fairly the operations of the business of each Center and the Gold River Center, and results of its operations, (iii) are consistent with the books and records of Seller; and (iv) reflect all necessary adjustments for the fair presentation of the Centers and the Gold River Center's financial position as of the date thereof and the results of their operations for the periods covered thereby.

     3.5 ABSENCE OF CERTAIN CHANGES. Since the date of the Financial Statements and except as otherwise disclosed by Seller to Purchaser in Schedule 3.5 attached hereto: (i) there has not been any material adverse change in the business or in the condition (financial or otherwise), assets, liabilities, results of operations or prospects of the Seller's business conducted at the Centers, and (ii) there has not occurred any event or governmental regulation or order which could cause such a change, nor, to the knowledge of Seller, is the occurrence of any such event, regulation or order threatened. Without limiting the generality of the foregoing, since the date of the Financial Statements, there has not been:

          (a) any mortgage or pledge of, or any other lien, charge or encumbrance of any kind, on any of the Subject Assets;

          (b) any sale or transfer of any assets, including the Subject Assets, or settlement, cancellation or release of any indebtedness owing to Seller in connection with the Seller's business as conducted at the Centers;

          (c) any material amendment or termination of any contract, Agreement or license, to which Seller is a party in connection with the Seller's business or to which Seller or any of the Subject Assets are subject or bound;

          (d) any commitment made (through negotiations or otherwise) or any liability incurred to any labor union or similar organization of employees by Seller;

          (e) any material change in compensation, wages or benefits paid or payable to any employee of Seller who are involved in the business of the Centers;

          (f) any material adverse change collection loss experience related to the accounts receivable arising from Seller's business conducted at the Centers;

          (g) any material loss, damage or destruction to the Subject Assets (whether or not covered by insurance);

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          (h) an transaction outside of the ordinary course of Seller's business related to the business of the Centers;

          (i) any discharge or satisfaction by Seller of any lien, encumbrance, obligation or liability (accrued, absolute, fixed or contingent) other than those incurred in connection with the ordinary course of operation of the Centers;

          (j) any change in Seller's accounting methods or practices;

          (k) any purchase of fixed assets; or

          (l) to the best of Seller's or the Bitticks' knowledge, any other event or condition of any character which materially adversely affects the Centers or the Gold River Center.

     3.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the Financial Statements and Schedule 3.6 attached hereto, and except for trade payables incurred by Seller subsequent to the date of the Financial Statements in the ordinary, course of business, including the Assumed Obligations, none of the assets or properties of Seller comprising the Subject Assets are subject to, any liabilities or adverse claims or obligations (whether accrued, absolute, contingent or otherwise). There are no facts known to Seller that might reasonably serve as a basis, in whole or in part, for any liabilities or obligations not disclosed in this Agreement, or in the Financial Statements, or in information relating to the Centers that has been otherwise disclosed to Purchaser.

     3.7 LITIGATION. There are no suits, actions, legal or administrative proceedings, arbitrations or governmental investigations of any nature whatsoever pending or, to the knowledge of Seller or the Bitticks, threatened in connection with the Seller's business at the Centers or the Subject Assets. Seller has not received any notice that Seller is the subject of any governmental investigation in connection with the Seller's business at the Centers. Seller is not subject to any order writ, injunction or decree of any court, or of any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality), domestic or foreign, in connection with the business conducted at the Centers or the Subject Assets.

     3.8 EMPLOYMENT MATTERS.

          (a) Seller is not a party to, participant in, or bound by, any collective bargaining agreement, union contract, pension, profit sharing arrangement or material employment, deferred compensation, termination, severance or similar personnel arrangement related to the Centers' personnel.

          (b) Seller has not received, in connection with the Centers, notice of any, active, pending, or threatened administrative or judicial proceedings under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment
Act: the Fair Labor Standards Act, the Occupational Safety and Health Act, the National Labor Relations Act, or any other federal, state or local law (including. common law), ordinance or regulation relating to employees of Seller with respect to the business of the Centers.

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          (c) The relation of Seller with its employees at the Centers is good and there are no pending or, to the knowledge of Seller or the Bitticks, threatened labor difficulties.

     3.9 EMPLOYEE BENEFIT PLANS AND OTHER PLANS.


          (a) For purposes of this Section, the following definitions apply:

               (i) "Benefit Plan" means each deferred compensation, pension profit-sharing and retirement plan, each plan, arrangement or policy for the provision of bonuses and/or severance benefits, each "employee benefits plan" (defined in ERISA Section 3(3)) and each fringe benefit plan (including, without limitation, a hospitalization, insurance, stock option or stock purchase plan) that Seller maintains, contributes to, has liability with respect to, or has an obligation to contribute to;

               (ii) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985;

               (iii) "ERISA" means the Employee Retirement Income Security Act of 1974 as amended;

          (b) Seller has not directly or indirectly acted in any manner or incurred any obligation or liability, and will not directly or indirectly act in any, manner in the future or incur any obligation or liability in the future with respect to any Benefit Plan which has or could give rise to any liens on any of the Subject Assets, or which could result in any liability or obligation
o Purchaser, whether arising out of the establishment, operation, administration or termination of such Benefit Plan or the transactions contemplated by this Agreement.

          (c) Seller has timely, provided or will timely provide all notices and continuation of health benefit coverage required to be provided to employees, former employees or the beneficiaries or dependents of such employees or former employees, under Part 6 of Subtitle B of Title I of ERISA or, as applicable, COBRA to the extent such notices and continuation of health benefit coverage are required to be provided by reason of the events occurring prior to or on the Closing Date or by reason of the transactions contemplated by this Agreement. To the extent required by COBRA, Seller will treat its employees and their dependents and beneficiaries as of the Closing Date as having incurred a "qualifying event" (within the meaning of ERISA Section 603 and, as applicable, Code Section 4980B(f)(3)) on the Closing Date. Seller will continue the health benefit coverage required by, COBRA. Seller will periodically, upon request, provide Purchaser with evidence, to the satisfaction of Purchaser, of compliance with the above provision. Seller will indemnify and hold harmless Purchaser and its shareholders, directors, officers, employees and agents against, any costs, expenses, losses, damages and liabilities incurred or suffered by any of them, directly or indirectly, including, without limitation, reasonable legal fees and expenses, with respect to any failure of Seller to 6omply with the requirements of this Section or COBRA.

     3.10 INSURANCE. Schedule 3.11 attached hereto sets forth a true and correct list of all of the policies of insurance covering the Seller's business at tee Centers and Subject Assets presently in force, including declarations pages which indicate the (i) risk insured against, (ii) name of Carrier, (iii) policy

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number, (iv) amount of coverage, (v) expiration date and (vi) the property, if any, insured, indicating as to each whether it insures on an "occurrence" or a "claims made" basis. All of the insurance policies set forth on Schedule 3.11 are in full for and effect as of the Closing Date and all premiums, retention amounts and other related expenses due have been paid, and Seller has not received any notice of cancellation with respect to any of the policies. Seller has not been refused any insurance in connection with the business conducted at any of the Centers or the Subject Assets by any insurance carrier. To the knowledge of Seller or the Bitticks, there are no circumstances existing which would enable any insurer to avoid liability under Seller's policies.

     3.11 LICENSES. Each of the Centers has all necessary licenses and permits required by Federal, State and other governmental and health related agencies necessary to carry on its business (all of which are identified on Schedule 3.12 attached hereto), and no licenses have been revoked, are under suspension or have been under suspension during the past five (5) years.

     3.12 CASUALTY OCCURRENCES. There have been no occurrences during the last six (6) years of alleged damages to persons or property involving the education services offered by Seller, including, but not limited to, the educational services offered through the Centers.

     3.13 BUSINESS RELATIONS. Seller has no reason to believe that the customers of the business of the Centers will not continue to do business with Purchaser after the Closing at levels and on terms at least equal to those enjoyed by Seller.

     3.14 COMPLIANCE WITH LAW. Seller has complied with all laws, relations, rules and orders of any governmental department or agency or any other commission, board, agency or instrumentality, federal, state or local, or other requirements of law affecting the Seller's business, the Subject Assets and the Assumed Obligations and is not in default under or in violation of any provision of any federal, state or local law, regulation, rule or order affecting the Business, nor does Seller require the consent of any governmental agency to this Agreement.

     3.15 LICENSES AND RIGHTS. Seller possess all franchises, licenses, easements, permits and other authorizations from governmental or regulatory, authorities (either domestic or foreign) and from all other persons or entities that are necessary to permit it to engage in the Seller's business as presently conducted in and at all locations of the Centers.

     3.16 BROKERAGE AND FINDER'S FEES. Seller has not incurred any liability to any broker, director or agent for any brokerage fees, finder's fee, or commissions with respect to the transactions contemplated by this Agreement.

     3.17 LEASES. Seller is not in default under located at the Centers, and all such leases are valid and binding obligations of Seller.

     3.18 ENVIRONMENTAL MATTERS. Seller (a) has not caused or allowed the generation, treatment, storage, or disposal of hazardous substances at any of the Centers except in accordance with local, state, and federal statutes and regulations; (b) has not caused or allowed the release of any toxic or hazardous substance or substances onto, or near any of the Centers; (c) is in compliance with all applicable permits laws, rules and relations regarding the handling of hazardous substances located at or near the Centers as of the Closing Date; (d) has not received inquiry or notice nor does it have any reason to suspect or

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believe it will receive inquiry or notice of any actual or potential proceedings, claims, or lawsuits arising in connection with Subject Assets and or out of its operations or business as conducted at the Centers: (e) has not, or has it ever been, subject to the release of any hazardous substance at any of the Centers; and (f) is currently not operating or required to be operating under any compliance order, schedule, decree .or agreement, any consent decree, order, or Agreement, and/or correction action decree, order or agreement issued or entered into under any, federal, state or local statute, regulation or ordinance regarding the environment and/or health or safe in the workplace.

     3.19 MATERIAL MISSTATEMENTS OR OMISSIONS. No representations or warranties made by Seller or the Bitticks in this Agreement or in any document statement, certificate, schedule, chart, list, letter, compilation or other document furnished or to be furnished to Purchaser in connection with the transactions governed by this Agreement, contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements or fact contained therein, in light of the circumstances under which they were made, not misleading.

     3.20 TAXES. As of the Closing, all tax obligations of the Seller which relate in any way to the operation or ownership of the Centers or which could directly or indirectly have an effect on or result in a lien against the Subject Assets will have been paid or satisfied by Seller. In addition, any sales or use taxes relating to the transfer of the Subject Assets made pursuant hereto shall be paid by Seller.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as of the Closing Date as follows:

     4.1 ORGANIZATION AND GOOD STANDING OF PURCHASER. Purchaser is in Good Standing under the laws of the State of California and has as of the Closing Date, the full power and authority to carry on its business as and where now conducted and where anticipated by this Agreement.

     4.2 AUTHORITY OF PURCHASER. The execution, delivery and consummation of this Agreement by Purchaser has been authorized by the board of directors of Purchaser in accordance with all applicable laws and the Articles of Incorporation and Bylaws of Purchaser and no further corporate action is necessary on the part of Purchaser to make this Agreement valid and binding on Purchaser and enforceable against Purchaser in accordance with its terms.

     4.3 EXECUTION, DELIVER, AND BINDING EFFECT. This Agreement has been duly executed and delivered by, Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms (subject to bankruptcy, insolvency, reorganization and other similar laws affecting creditor's rights generally).

     4.4 BROKERAGE AND FINDER'S FEES. Neither Purchaser nor any shareholder, officer, director or agent of Purchaser has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

                                   ARTICLE V

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser under this Agreement are, at its option, subject to satisfaction of the following conditions at or prior to the Closing
Date:

     5.1 The Warranties and representations made herein by Seller to Purchaser, including but not limited to those set forth in Article III, shall be true and correct on and as of the Closing Date, and Seller shall have performed and complied with all agreements and covenants contained herein on their part required to be performed or complied with as of the Closing Date.

     5.2 No investigation, proceeding or litigation, at law or in equity, by any governmental or regulatory commission, agency or other body or authority or by any other person, firm, corporation or other entity, shall be pending on the Closing Date which challenges the consummation of the transactions contemplated by this Agreement or which claims damages against Purchaser or Seller as a result of consummation of the transactions contemplated hereby, or which has a material adverse affect upon any of the operations of Seller related to the Centers or the Subject Assets.

     5.3 With respect to each of the Centers, except as provided for in paragraph 7.9, Purchaser shall have received such approvals, consents, authorizations, waivers and permits from any person, necessary or appropriate in order to enable Purchaser to acquire the Subject Assets and operate the Centers in the manner provided herein without the imposition of any conditions which Purchaser might reasonably consider to be material and adverse.

     5.4 There shall be no material casualty or damage to or destruction of any of the Subject Assets.

     5.5 All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all certificates, documents and instruments incidental thereto, shall be reasonably satisfactory in form and substance to Purchaser and its counsel and Purchaser shall have received copies such documents and instruments as Purchaser and its counsel may reasonably request in connection with such transactions.

     5.6 RECEIPT OF DOCUMENTS BY PURCHASER. Purchaser has received:

          (a) Certified copies of resolutions duly adopted by the Board of Directors of Seller approving this Agreement and the transactions contemplated under it;

          (b) Uniform Commercial Code Termination Statements and/or other documentation in form and substance satisfactory to Purchaser terminating any and all Liens that max affect any of the Subject Assets;

          (c) Purchaser shall have received from Seller a certificate dated the Closing Date, in a form acceptable to Purchaser, certifying that the conditions set forth above have been fulfilled; and

          (d) Purchaser shall have received any other documents which Purchaser deems necessary to consummate the transactions contemplated in this Agreement.

     5.7 INSTRUMENTS OF TRANSFER AND DELIVERY OF THE SUBJECT ASSETS. Seller shall have delivered to Purchaser good and sufficient instruments of transfer relating to the Subject Assets. The instruments of transfer shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

     5.8 LEASE AMENDMENTS AND ASSIGNMENT. On or prior to the Closing, Seller will furnish Purchaser with estoppel certificates and consents to assignment in form(s) reasonably acceptable to Purchaser, from each landlord, indicating, among other things, that (i) the Centers' lease Agreements are in full force and effect, (ii) that Seller is current in its rental obligations; and (iii) the landlord expressly consents the assignment of the applicable lease from Seller to purchaser. In addition, on or prior to the Closing, Seller will furnish Purchaser with an amendment to the Lease for the Oxnard Center providing for a waiver or deferral, on terms acceptable to Purchaser, of a $2,000 per month rent increase. If necessary in order to obtain the approval of any landlord to the assignment of any lease relating to the Centers or the Gold River Center, Seller shall agree to remain jointly and severally liable with Purchaser (or its assignee or designee), in which event Purchaser (or its assignee or designee) shall be obligated to indemnify Seller of any liability which may be imposed upon Seller as a result Seller's continuing liability under the lease(s).

                                   ARTICLE VI

                  CONDITIONS PRECEDENT TO OBLIGATION OF SELLER

     The obligations of Seller under this Agreement are, at its option, subject to satisfaction of the following conditions at or prior to the Closing Date:

     6.1 No investigation, proceeding or litigation, at law or in equity, by any governmental or relation commission, agency or other body or authority or by any other person, firm, corporation or other entity shall be pending on the Closing Date which challenges the consummation of this transactions contemplated by this agreement or which claims damages against Purchaser or Seller as a result of the consummation of the transactions contemplated hereby, or which adversely affects any of the operations of the Subject Assets.

     6.2 The warranties and representations made herein by Purchaser to Seller shall be true and correct on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Purchaser shall have performed and complied with all agreements and covenants contained herein on its part required to be performed or complied with on or prior to the Closing Date.

     6.3 All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all certificates, documents, and instruments incidental thereto, shall be reasonably satisfactory in form and substance to Seller and its counsel and Seller shall have received copies of such documents and instruments as Seller and its counsel may, reasonably request in connection with such transactions.

                                  ARTICLE VII

                  CONDUCT OF SELLER'S BUSINESS PRIOR TO CLOSING

     The Seller contains and agrees that, since the date of the most recent Financial Statement and except as Purchaser shall have otherwise consented hereto in writing:

     7.1 ORDINARY COURSE. The business of Seller at the Centers has been conducted diligently in the ordinary course, and Seller has used its best efforts to preserve its ongoing business relationships.

     7.2 NO NEW AMENDMENTS. No contract, agreement, obligation, lease, license or other commitment has been entered into or assumed by or on behalf of Seller which related to or affects the Centers, except for contracts in the ordinary course of business.

     7.3 TAX RETURNS: COMPLIANCE. Seller has duly and timely filed all reports or returns required to be filed with federal, state, foreign, local and other authorities and has promptly paid all federal, state, foreign and local tax assessments and governmental charges lawfully levied or assessed upon it or its properties or upon any pan thereof, except taxes or charges being contested in good faith by appropriate proceedings and for which adequate provision has been made and has duly observed and conformed to all lawful requirements of any governmental authority relating to its properties or to the operation and conduct of its business and all covenants, terms and conditions upon or under which any of its properties are held.

     7.4 MAINTENANCE. All buildings, offices and other real property and all machinery, equipment fixtures, motor vehicles and other property of the Seller have been kept and maintained in good operating condition, repair and working order, ordinary wear and tear excepted.

     7.5 INSURANCE. The Seller has continued to maintain in full force and effect for all Centers, all policies of insurance then in effect, or renewals thereof or equivalent policy.

     7.6 NO SALES OR MERGERS. Seller has not entered into any other Agreements to sell the Subject Assets or any or all of the Centers.

     7.7 NO BORROWING OR CAPITAL EXPENDITURES WITHOUT PURCHASER'S CONSENT. Seller has not incurred any debt which could impact the Subject Assets. In addition, Seller has not made any capital expenditures out of the ordinary course of business.

     7.8 EMPLOYEE COMPENSATION. Seller has, not made any material changes in the compensation of employees working at the Centers.

     7.9 REGULATORY APPROVAL. Seller has taken whatever action as may be necessary to obtain the approval of any and all applicable governmental or regulatory, agencies for the transactions contemplated in this Agreement and for the ownership and operation of the Centers by Purchaser, except the approval of the Department of Social Services; provided, however, that immediately following the Closing Date, Seller shall use its best efforts to assist Purchaser in expeditiously obtaining such approval form the Department of Social Services.

                                  ARTICLE VIII

             SURVIVAL OF REPRESENTATIONS AND WARRANTIES, INDEMNITIES

     8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTS. Notwithstanding the Closing of the transactions contemplated under this Agreement, or any investigation made by or on behalf of the Purchaser, the representations and warranties of Seller contained in this Agreement or in any certificate, schedule, list, or other document furnished pursuant to this Agreement, will survive the Closing and continue for a period of two (2) years thereafter.

     8.2 INDEMNIFICATION.

          (a) Seller covenants and agrees to indemnify, defend and hold harmless Purchaser, its affiliates and its shareholders, directors, officers employees and agents ("Purchaser Indemnities") from any and all costs, expenses, losses, damages and liabilities incurred or suffered, directly or in directly, by any, of them (including, without limitation, actual legal fees and expenses) arising out of, in connection with, resulting from or attributable to the following ("Indemnified Losses"): (1) the breach of, or misstatement in, any one or more of the representations or warranties of Seller made in or pursuant to this Agreement, (2) the breach of any one or more of the covenants of Seller made in or pursuant to this Agreement, (3) any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one or more of the representations or warranties of Seller or the Bitticks made in or pursuant to this Agreement and (4) any trade payables, obligations or liabilities of Seller of any nature whatsoever (whether accrued, absolute, contingent or otherwise), except the Assumed Obligations. All Indemnified Losses shall be payable on demand and without limiting Purchaser's other rights and remedies may be offset by Purchaser against any amount that might otherwise be payable by Purchaser to Seller.

          (b) As security for payment of any Indemnified Losses and for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Bitticks agree that, as of the Closing Date, $400,000 principal amount of all promissory notes payable by Seller to the Bitticks (collectively the "Bitticks Notes") and all documents reflecting or consisting of security therefor (the "Bitticks Security Documents") are to be pledged or assigned as collateral to Purchaser. On the Closing Date, the originals of the Bitticks Notes shall be delivered to Purchaser along with a duly executed pledge agreement or assignment in form reasonably satisfactory to Purchaser. The pledge or assignment of the Bitticks Notes and the Bitticks Security Documents shall terminate on the receipt of a license by Purchaser from the California Department of Social Services to operate the Centers. In addition, if necessary, to enable Seller to obtain dependent financing, provided that Seller is not involved in a bankruptcy, Purchaser shall release or reassign the Bitticks Notes and the Bitticks Security Documents. Under such circumstances, Purchaser shall release or reassign. $1 of the Bitticks Notes and the Bitticks Security, Documents for each dollar in financing obtained by Seller.

          (c) Purchaser will indemnify, and hold harmless the Seller in respect of, claims, losses, expenses, cots, obligations and liabilities they may incur by reason of Purchaser's breach of or failure to perform an), of its warranties or covenants in this Agreement, or by reason of any act or omission of Purchaser or any of it successors or assigns, after the Closing Date, that constitutes a breach under any lease, contact, order, or other agreement to which it is a party or by which it is bound at the Closing Date, but only to the extent to which Purchaser expressly assumes these obligations, duties, and liabilities under this Agreement.

                                   ARTICLE IX

                         OTHER AGREEMENTS OF THE PARTIES

     9.1 MOVEMENT SERVICE AGREEMENT.

          9.1.1 RETENTION OF SELLER BY PURCHASER. For the term specified in
Article 9.1.2 hereof, Purchaser agrees to retain Seller to perform "Management Services" for the Purchaser with respect to the Centers, and Seller agrees to render the Manager Services on behalf of Purchaser. For purposes of Article 9.1, Management Services shall mean any and all of the day-to-day management end operational services which were conducted by Seller with respect to the business operations of the Centers immediately prior to the Closing Date including, without limitation, the timely payment of all obligations of or relating to the Centers as they come due. Seller shall utilize its best efforts on behalf of Purchaser in satisfaction of Seller's duties hereunder and shall perform such duties in an efficient faithful and businesslike manner and in a manner which does not otherwise materially or adversely reflect upon the business reputation or integrity of Purchaser or the Centers.

          9.1.2 TERM. Subject to the provisions of Article 9.1.3 hereof, the term of Seller's retention under this Article 9.1 shall be for a period of two
(2) years, commencing as of the date hereof and continuing for a period of two
(2) years thereafter.

          9.1.3 TERMINATION OF AGREEMENT.

               9.1.3.1 TERMINATION FOR CAUSE. Notwithstanding the provisions of
Article 9.1.2 hereof, Purchaser may terminate the retention of Seller under
Article 9.1 for Cause (as hereinafter defined), effective upon written notice to Seller. For purposes of this Article 9.1.3.1, termination for "Cause" shall mean termination because of the good faith finding by the Purchaser's Board of Directors that:

                    (a) Seller shall have been grossly negligent in the conduct of its duties on behalf of Purchaser hereunder or shall have failed to perform the duties assigned to it hereunder, which negligence or failure to perform shall not have been cured within fifteen (15) days after delivery by Purchaser of written notice thereof to Seller;

                    (b) Seller shall have failed to comply with any of the material provisions of Article 9.1, which breach shall not have been cured within fifteen (15) days after delivery by Purchaser of written notice thereof to Seller;

                    (c) Seller files a petition in bankruptcy or petition or application in any tribunal for the appointment of a custodian, receiver or trustee for a substantial part of its assets or suffers the filing of such petition or application or the commencement of any such proceeding against it in which an order for relief is entered or which remain undismissed for a period of thirty (30) days or more;

                    (d) Neither KBitticks nor DBitticks is employed by Seller;
or

                    (e) Seller has received (or is credited with having received as a result of offsets by Purchaser of amounts owing by Seller to Purchaser under this Agreement) an aggregate of $250,000 in Management Fees under Article 9.1.4.

               9.1.3.2 TERMINATION WITHOUT CAUSE. Notwithstanding the provisions of Article 9.1.2 hereof, Purchaser may terminate Seller's retention under
Article 9.1 without cause, effective upon written notice thereof to Seller. If Purchaser so terminates Seller during the term of Article 9.1, Purchaser agrees to continue to pay Seller the amounts then required to be paid Seller as specified in Article 9.1.4. Such Management Fee shall be payable by Purchaser to Seller in accordance with the terms and conditions of Article 9.1.4.

               9.1.3.3 EFFECT OF TERMINATION. Except as set forth in Article
9.3.2 hereof, Purchaser shall not be obligated to make any payments to Seller after termination of its retention pursuant to any of the provisions of Article
9.1 hereof, other than Seller's accrued Management Fees, if any, through the effective date of Seller's termination hereunder.

          9.1.4 MANAGEMENT FEE. In consideration of the Management Services to be rendered by Seller to Purchaser under Article 9.1, Purchaser agrees to pay to Seller a monthly fee ("Management Fee") equal to ninety percent (90%) of the aggregate Net Cash Flow of the Centers. For purposes of this Article 9.4 and Articles 1.9 and 2.1, the term "Net Cash Flow" shall mean the aggregate expenditures) of the Centers or Gold River Center, as the case may be. Under no circumstances shall the aggregate Management Fee exceed $250,000.

          9.1.5 INSPECTION OF RECORDS. Commencing as of the Closing Date and continuing until the date upon which Purchaser receives a license to operate the Centers from the Department of Social Services ("DSS Approval"), Seller will be responsible for all accounting and bookkeeping for the Centers. Purchaser will be entitled to audit the relevant records prepared by Seller in order to permit Purchaser to determine the accuracy of Seller's computation of the monthly Management Fee hereunder. All costs and expenses associated with such audit shall be borne by Purchaser, unless it is determined in Purchaser's reasonable discretion that a material computational error has been made by Seller, in which all reasonable costs and expenses incurred by Purchaser shall be borne by Seller. Effective as of the date of receipt by Purchaser of DSS Approval, all accounting and bookkeeping functions relating to the Centers may, at the sole discretion of Purchaser, be assumed by Purchaser and all reasonable costs associated with such accounting and bookkeeping functions shall thereafter be deemed to be an expense in determining Net Cash Flow of the Centers.

          9.1.6 PAYMENT OF MANAGEMENT FEE. The monthly Management Fee payable by Purchaser to Seller hereunder shall be paid by the 10th day of the month immediately following the month upon which the monthly Management Fee in question was earned.

9.1.7 SPACE IN OXNARD. During such time as Seller is managing the Centers, Purchaser shall make space available to Seller, at no cost to Seller, at the Oxnard Center to enable Seller to manage the Centers and to conduct its other business.

     9.2 NON-COMPETITION AGREEMENT.

          (a) As a material inducement to Purchaser to enter into this Agreement, Seller and the Bitticks agree for itself/themselves and for each of Seller's respective subsidiaries and affiliates that for a period of five
(5)years from and after the Closing Date it/they will not, directly or indirectly:

               (i) engage in, carry on or have any interest in child care business in the Covenant Territory (as hereinafter defined);

               (ii) enter into, engage in, or be employed by or consul: with any child care business in the Covenant Territory;

               (iii) induce any customers of the Centers to refuse to continue to use the services of the Centers;

               (iv) solicit employees of the Centers for employment.

As used herein, the term "Covenant Territory" shall mean a radius of three (3) miles on a straight line from each and every one of the Centers acquired pursuant however, that Seller's existing child care facilities to this Agreement provided; however, that Seller's existing child care facilities (and any interest the Bitticks have in such Centers) are exempt from this non-competition provision. The parties acknowledge that the length of time pertaining to all prohibitions in this Article 9.2 are reasonable and necessary for the legitimate protection of Purchaser's business and interests.

          (b) Seller and the Bitticks expressly agree and understand that the remedy at law for any breach by Seller or the Bitticks of this Article 9.2 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon violation or threatened violation of this Article 9.2, purchaser will be entitled, among other remedies, to immediate injunctive relief and may obtain a temporary restraining order and injunction restraining any breach or threatened breach without the necessity of posting bond. Nothing contained herein will be deemed to limit Purchaser's remedies at law or in equity for any breach by Seller or the Bitticks of any of the provisions of this Agreement.

          (c) In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in this Article 9.2 unreasonable, arbitrary, or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy may be enforced.

          (d) In the event that Seller or the Bitticks violate any provision of this Article 9.2 as to which there is a specific time period during which Seller or the Bitticks are prohibited from taking certain actions or engaging in certain activities, then, in such event the violation will toll the running of the time period from the date of the violation until the violation ceases.

     9.3 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. From and after the Closing Date, Seller and Purchaser agree not to disclose, disseminate, divulge, discuss, copy or otherwise use or suffer to be used, in competition with, or harmful to the interests of the other, any information (written or oral), documents, lists or the business of the Seller and Purchaser except as (a) may otherwise be in the public domain; (b) may be necessary for tax filing and/or reporting purposes; or (c) may otherwise be required by law.

     9.4 PARTIAL TERMINATION OF SECURITY INTEREST BY BITTICKS. As of the Closing Date, the Bitticks shall deliver to Purchaser a UCC-2 Financing Statement reflecting the termination/release of any and all security interests the Bitticks have in the Subject Assets.

     9.5 OPTION TO REPURCHASE.

          9.5.1 Seller shall have an option exercisable only within 6 months of the date hereof, to re-acquire the assets associated with the Woodland Hills Center transferred pursuant to this Agreement:

          9.5.2 If Seller exercises such option, the price to be paid by Seller shall be equal to the amount of all cash paid or provided by Purchaser to Seller hereunder, including the $50,000 loan made pursuant to Article 1.10, the $350,000 cash paid pursuant to Article 2.1, all payments of Net Cash Flow made pursuant to Article 2.1, and all management fees paid pursuant to Article 9.1.4. In addition, the price shall include all capital expenditures, advances, fees and cost which purchaser may have made, paid or incurred relating to the Centers or the Gold River Center, or the acquisition thereof, prior to the time of the payment of the price.

          9.5.3 If Seller exercises such option, the price must be paid in cash at the time the option is exercised and without offset of any kind.

     9.6 USE OF CASH PROCEEDS RECEIVED AT CLOSING. Seller hereby acknowledges and agrees that the cash proceeds received from Purchaser on the Closing Date shall first be used to pay any and all tax liens of Seller (estimated to be $400,000), before such proceeds are used to pay any other claims or liabilities of Seller.

                                   ARTICLE X

                                  MISCELLANEOUS

     10.1 All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary by this Agreement, (i) when personally delivered, (ii) upon receipt of a facsimile transmission with a confirmed transmission answer back, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a national recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either parry to the other)when accompanied by facsimile transmission as follows:

         To Purchaser:                   Aloha Pacific, Inc.
                                         610 Anacapa Street
                                         Santa Barbara, CA 93101
                                         Attention: Peter A. Sprecher
                                         Facsimile (805) 564-4441
         With a Copy To:                 Brent A. Reinke, Esq.
                                         Clark & Trevithick
                                         800 Wilshire Blvd., 12th Floor
                                         Los Angeles, CA 90017
                                         Facsimile (213) 624-9441
         To Seller:                      Children's Wonderland, Inc.
                                         P.O. Box 6129
                                         Oxnard, CA 93030
                                         Attention: Debby S. Bitticks
                                         Chief Executive Officer
                                         Facsimile (805) 988-4953
         With a copy to:                 Gerald M. Chizever, Esq.
                                         Richman, Lawrences, Mann,
                                         Chizever & Phillips
                                         9601 Wilshire Boulevard, Penthouse
                                         Beverly Hills, CA 90210
                                         Facsimile (310) 205-5348

     10.2 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will bc deemed to be an original but all of which together will constitute one and the same document.

     10.3 CAPTIONS AND ARTICLE HEADINGS. Captions and Article headings are for convenience only, are not a part of this Agreement and may not be used in construing, it.

     10.4 WAIVERS. Any failure by any of the parties to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived only by a writing executed by the party for whose benefit the obligation, agreement or condition is intended, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition contained herein.

     10.5 AMENDMENTS. Supplements or Modifications. Each of the parties agrees to cooperate in the effectuation of the transactions contemplated under this Agreement and to execute any and all additional documents and take such additional action as is reasonably necessary or appropriate for such purposes.

     10.6 ENTIRE AGREEMENT. This Agreement, including any certificate, schedule, exhibit or other document delivered pursuant to its terms, constitutes the entire agreement between the parties hereto regarding the subject matter hereof and supersedes all previous agreements. There are no verbal Agreements, representations, warranties, undertakings or Agreements between the parties. This Agreement may not be amended or modified in any respect, except by a written instrument signed by the parties to this Agreement.

     10.7 GOVERNING LAW. This Agreement, the construction, interpretation and enforcement thereof and the rights of the parties thereto shall be determined under, governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of law.

     10.8 ASSIGNMENT: THIRD PARTIES: BINDING EFFECT. The rights of Seller and Purchaser under this Agreement are not assignable nor are their duties delegable without the prior written consent of the other, which consent shall not be unreasonably withheld, and any attempted assignment or delegation without such consent will be null and void. Nothing contained in this Agreement is intended to convey upon any person or entity, other than the parties and their successors in interest and permitted assigns, any rights or remedies under or by reason of this Agreement. All covenants, Agreements, representations and warranties of the parties contained in this Agreement are binding on and will inure to the benefit of Purchaser and Seller, and their respective successors and permitted assigns.

     10.9 EXPENSES. Except as otherwise provided, each parry will bear their own respective expenses, including, without limitation, legal and accounting fees, in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement.

     10.10 DISPUTE RESOLUTION AND JURY TRIAL WAIVER. Any dispute concerning this Agreement shall be resolved by non-appealable arbitration. Unless the parties mutually agree upon an. arbitrator, the arbitrator shall be selected by J.A.M.S./Endispute. A judgment may be entered based on an arbitration award. The arbitrator shall have the power to decide any and all issues, including any issues concerning arbitrability and shall have the power to issue legal, equitable and/or provisional relief and remedies. The arbitrator shall have full discretion to decide all procedural questions, including the nature and scope of discovery, if any.

     10.11 REMEDIES NOT EXCLUSIVE. To the extent that Seller or the Bitticks breaches any obligation, representation or warranty, Purchaser may, INTER ALIA, offset the damage caused thereby against an), obligation which it may have t6 Seller. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every remedy given under this Agreement or now or subsequently existing, at law or in equity, by statute or otherwise. The election of any one or more remedies by Purchaser or Seller will not constitute a waiver of the right to pursue other available remedies.

     10.12 SUBMISSION OF AGREEMENT FOR REVIEW. This Agreement shall not be binding upon either party until fully executed.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above.

                                "PURCHASER"



                                By:
                                    ---------------------------------------
                                    Peter A. Sprecher, President


                                "SELLER"



                                By:
                                    ---------------------------------------
                                    Debby Bitticks, Chief Executive Officer


                                "BITTICKS"



                                -------------------------------------------
                                Kenneth Bitticks, an individual



                                -------------------------------------------
                                Debby Bitticks, an individual

     The following is a list briefly identifying the contents of the Schedules omitted from this EXHIBIT 2.2. The Registrant agrees to furnish supplementally a copy of any omitted Schedules to the Commission upon its request.

SCHEDULE 1.1(A):          Personal Property and Equipment at the Centers

SCHEDULE 1.1(B):          Vehicle and Equipment Leases

SCHEDULE 1.3:             Excluded Assets

SCHEDULE 1.4:             Assumed Liabilities

SCHEDULE 1.8:             Seller's Most Recent Payroll Register

SCHEDULE 3.2:             Approvals required to be obtained by the Seller

SCHEDULE 3.4:             Financial Statements for the Centers

SCHEDULE 3.7:             Litigation

SCHEDULE 3.11:            Insurance

SCHEDULE 3.12:            Necessary Licenses and Permits